January 28, 2026

Atlas U.S. Tactical Income Fund

Buchanan Office Center

Road 165 #40, Suite 201

Guaynabo, PR 00968

Re:       Atlas U.S. Tactical Income Fund, File Nos. 333-257154 and 811-23705

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 2 to the Atlas U.S. Tactical Income Fund Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 5 under the Securities Act of 1933 (Amendment No. 5 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP